Exhibit 99.1

Google Inc. Announces Second Quarter 2012 Results

MOUNTAIN VIEW, Calif. – July 19, 2012 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2012.

“Google standalone had a strong quarter with 21% year-on-year revenue growth, and we launched a bunch of exciting new products at I/O – in particular the Nexus 7 tablet, which has received rave reviews,” said Larry Page, CEO of Google. “This quarter is also special because Motorola is now part of the Google family, and we’re excited about the potential to build great devices for users.”

Q2 Financial Summary

Google Inc. completed its acquisition of Motorola Mobility Holdings, Inc. (Motorola) on May 22, 2012 (the acquisition date). The assets and liabilities of Motorola were included in Google Inc.’s Consolidated Balance Sheet as of June 30, 2012, and the operating results of Motorola were included in Google Inc.’s Consolidated Statement of Income from the acquisition date through June 30, 2012. CFO Patrick Pichette noted: “We can expect Motorola to continue to show some accounting variability, as is typical with the closing of such large transactions.”

Google Inc. reported consolidated revenues of $12.21 billion for the quarter ended June 30, 2012, an increase of 35% compared to the second quarter of 2011. Google Inc. reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the second quarter of 2012, TAC totaled $2.60 billion, or 25% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

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GAAP operating income in the second quarter of 2012 was $3.20 billion, or 26% of revenues. This compares to GAAP operating income of $2.88 billion, or 32% of revenues, in the second quarter of 2011. Non-GAAP operating income in the second quarter of 2012 was $3.95 billion, or 32% of revenues. This compares to non-GAAP operating income of $3.32 billion, or 37% of revenues, in the second quarter of 2011.

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GAAP net income in the second quarter of 2012 was $2.79 billion, compared to $2.51 billion in the second quarter of 2011. Non-GAAP net income in the second quarter of 2012 was $3.35 billion, compared to $2.85 billion in the second quarter of 2011.

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GAAP EPS in the second quarter of 2012 was $8.42 on 331 million diluted shares outstanding, compared to $7.68 in the second quarter of 2011 on 326 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2012 was $10.12, compared to $8.74 in the second quarter of 2011.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC) and severance and benefit arrangements in connection with the Motorola acquisition in the second quarter of 2012. Non-GAAP net income and non-GAAP EPS exclude the expenses noted above, net of the related tax benefit. In the second quarter of 2012, the expense related to SBC and the related tax benefits were $565 million and $135 million, compared to $435 million and $91 million in the second quarter of 2011. In the second quarter of 2012, the charge related to severance and benefit arrangements in connection with the Motorola acquisition was $182 million and the related tax benefit was $51 million.

Q2 Financial Highlights

Revenues and Other Information – On a consolidated basis, Google Inc. revenues for the quarter ended June 30, 2012 was $12.21 billion, an increase of 35% compared to the second quarter of 2011.

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Google Revenues (advertising and other) – Google revenues were $10.96 billion, or 90% of consolidated revenues, in the second quarter of 2012, representing a 21% increase over second quarter 2011 revenues of $9.03 billion.

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Google Sites Revenues – Google-owned sites generated revenues of $7.54 billion, or 69% of Google revenues, in the second quarter of 2012. This represents a 21% increase over second quarter 2011 Google sites revenues of $6.23 billion.

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Google Network Revenues – Google’s partner sites generated revenues of $2.98 billion, or 27% of Google revenues, in the second quarter of 2012. This represents a 20% increase from second quarter 2011 Google network revenues of $2.48 billion.

Google International Revenues – Google revenues from outside of the United States totaled $5.96 billion, representing 54% of Google revenues in the second quarter of 2012, compared to 54% in the first quarter of 2012 and 54% in the second quarter of 2011.

Foreign Exchange Impact on Google Revenues – Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2012 through the second quarter of 2012, our Google revenues in the second quarter of 2012 would have been $68 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2011 through the second quarter of 2012, our Google revenues in the second quarter of 2012 would have been $350 million higher.

•	Google revenues from the United Kingdom totaled $1.18 billion, representing 11% of Google revenues in the second quarter of 2012, compared to 11% in the second quarter of 2011.

•	In the second quarter of 2012, we recognized a benefit of $81 million to Google revenues through our foreign exchange risk management program, compared to $4 million in the second quarter of 2011.

Reconciliations of our consolidated non-GAAP international revenues and Google non-GAAP international revenues excluding the impact of foreign exchange and hedging to consolidated GAAP international revenues and Google GAAP international revenues are included at the end of this release.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 42% over the second quarter of 2011 and increased approximately 1% over the first quarter of 2012.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 16% over the second quarter of 2011 and increased approximately 1% over the first quarter of 2012.

TAC – Traffic acquisition costs, the portion of revenues shared with Google’s partners, increased to $2.60 billion in the second quarter of 2012, compared to $2.11 billion in the second quarter of 2011. TAC as a percentage of advertising revenues was 25% in the second quarter of 2012, compared to 24% in the second quarter of 2011.

The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.09 billion in the second quarter of 2012. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $507 million in the second quarter of 2012.

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Motorola Revenues (hardware and other) – Motorola revenues were $1.25 billion ($843 million from the mobile segment and $407 million from the home segment), or 10% of consolidated revenues in the second quarter of 2012.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs, credit card processing charges, and manufacturing and inventory-related costs, increased to $2.41 billion, or 20% of revenues, in the second quarter of 2012, compared to $1.06 billion, or 12% of revenues, in the second quarter of 2011.

Operating Expenses – Operating expenses, other than cost of revenues, were $4.0 billion in the second quarter of 2012, or 33% of revenues, compared to $2.97 billion in the second quarter of 2011, or 33% of revenues.

Stock-Based Compensation (SBC) – In the second quarter of 2012, the total charge related to SBC was $658 million, of which $93 million was related to severance and benefit arrangements in connection with the Motorola acquisition, compared to $435 million in the second quarter of 2011.

We currently estimate SBC charges for grants to employees prior to June 30, 2012 to be approximately $2.6 billion for 2012. This estimate does not include expenses to be recognized related to employee stock awards that are granted after June 30, 2012 or non-employee stock awards that have been or may be granted.

Amortization Expenses – Amortization expenses of acquisition-related intangible assets were $193 million in the second quarter of 2012, compared to $106 million in the second quarter of 2011. Of the $193 million, $62 million was as a result of the acquisition of Motorola, of which $32 million was allocated to Google and $30 million was allocated to Motorola.

Operating Income – On a consolidated basis, GAAP operating income in the second quarter of 2012 was $3.20 billion, or 26% of revenues. This compares to GAAP operating income of $2.88 billion, or 32% of revenues, in the second quarter of 2011. Non-GAAP operating income in the second quarter of 2012 was $3.95 billion, or 32% of revenues. This compares to non-GAAP operating income of $3.32 billion, or 37% of revenues, in the second quarter of 2011.

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Google Operating Income – GAAP operating income for Google was $3.44 billion, or 31% of Google revenues, in the second quarter of 2012. This compares to GAAP operating income of $2.88 billion, or 32% of Google revenues, in the second quarter of 2011. Non-GAAP operating income in the second quarter of 2012 was $3.99 billion, or 36% of Google revenues. This compares to non-GAAP operating income of $3.32 billion in the second quarter of 2011, or 37% of Google revenues.

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Motorola Operating Loss – GAAP operating loss for Motorola was $233 million ($192 million for the mobile segment and $41 million for the home segment), or -19% of Motorola revenues in the second quarter of 2012. Non-GAAP operating loss for Motorola in the second quarter of 2012 was $38 million, or -3% of Motorola revenues.

Interest and Other Income, Net – Interest and other income, net increased to $254 million in the second quarter of 2012, compared to $204 million in the second quarter of 2011.

Income Taxes – Our effective tax rate was 19% for the second quarter of 2012.

Net Income – GAAP net income in the second quarter of 2012 was $2.79 billion, compared to $2.51 billion in the second quarter of 2011. Non-GAAP net income was $3.35 billion in the second quarter of

2012, compared to $2.85 billion in the second quarter of 2011. GAAP EPS in the second quarter of 2012 was $8.42 on 331 million diluted shares outstanding, compared to $7.68 in the second quarter of 2011 on 326 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2012 was $10.12, compared to $8.74 in the second quarter of 2011.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the second quarter of 2012 totaled $4.25 billion, compared to $3.52 billion in the second quarter of 2011. In the second quarter of 2012, capital expenditures were $774 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter of 2012, free cash flow was $3.48 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of June 30, 2012, cash, cash equivalents, and short-term marketable securities were $43.1 billion.

Headcount – On a worldwide basis, we employed 54,604 full-time employees (34,311 in our Google business and 20,293 in our Motorola business) as of June 30, 2012, compared to 33,077 full-time employees as of March 31, 2012.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google Inc.’s second quarter 2012 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011, our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and our Current Report on Form 8-K dated May 22, 2012, which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. All information provided in this release and in the attachments is as of July 19, 2012, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-

GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures,” “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliation from net cash provided by operating activities to free cash flow,” and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, SBC is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC, and, as applicable, other special items less the related tax effects. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.

The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:

Willa Lo

Investor Relations

+1-650-214-3381

wlo@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2011*	As of June 30, 2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,983	$15,437
Marketable securities	34,643	27,685
Accounts receivable, net of allowance	5,427	6,866
Inventories	35	634
Receivable under reverse repurchase agreements	745	475
Deferred income taxes, net	215	146
Prepaid revenue share, expenses and other assets	1,710	2,614

Total current assets	52,758	53,857
Prepaid revenue share, expenses and other assets, non-current	499	2,263
Non-marketable equity securities	790	1,040
Property and equipment, net	9,603	10,909
Intangible assets, net	1,578	7,862
Goodwill	7,346	10,120

Total assets	$72,574	$86,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$588	$2,419
Short-term debt	1,218	3,218
Accrued compensation and benefits	1,818	1,626
Accrued expenses and other current liabilities	1,370	2,750
Accrued revenue share	1,168	1,175
Securities lending payable	2,007	1,916
Deferred revenue	547	767
Income taxes payable, net	197	157

Total current liabilities	8,913	14,028
Long-term debt	2,986	2,987
Deferred revenue, non-current	44	97
Income taxes payable, non-current	1,693	1,898
Deferred income taxes, net, non-current	287	1,509
Other long-term liabilities	506	811
Stockholders’ equity:
Common stock and additional paid-in capital	20,264	21,357
Accumulated other comprehensive income	276	84
Retained earnings	37,605	43,280

Total stockholders’ equity	58,145	64,721

Total liabilities and stockholders’ equity	$72,574	$86,051

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
	(unaudited)
Revenues:
Google (advertising and other)	$9,026	$10,964	$17,602	$21,609
Motorola (hardware and other)	—	1,250	—	1,250

Total revenues	9,026	12,214	17,602	22,859

Costs and expenses:
Cost of revenues - Google (advertising and other) (1)	3,172	3,984	6,107	7,773
Cost of revenues - Motorola (hardware and other) (1)	—	1,029	—	1,029
Research and development (1)	1,234	1,585	2,456	3,026
Sales and marketing (1)	1,091	1,433	2,117	2,702
General and administrative (1)	648	980	1,244	1,737
Charge related to the resolution of Department of Justice investigation	—	—	500	—

Total costs and expenses	6,145	9,011	12,424	16,267

Income from operations	2,881	3,203	5,178	6,592
Interest and other income, net	204	254	300	410

Income before income taxes	3,085	3,457	5,478	7,002
Provision for income taxes	580	672	1,174	1,327

Net income	$2,505	$2,785	$4,304	$5,675

Net income per share - basic	$7.77	$8.54	$13.37	$17.42

Net income per share - diluted	$7.68	$8.42	$13.19	$17.17

Shares used in per share calculation - basic	322,228	326,272	321,878	325,786

Shares used in per share calculation - diluted	326,036	330,793	326,209	330,464

(1) Includes stock-based compensation expense as follows:

Cost of revenues - Google (advertising and other)	$51	$82	$100	$156
Cost of revenues - Motorola (hardware and other)	—	5	—	5
Research and development	247	291	484	590
Sales and marketing	74	120	152	217
General and administrative	63	160	130	246

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
	(unaudited)
Operating activities
Net income	$2,505	$2,785	$4,304	$5,675
Adjustments:
Depreciation and amortization of property and equipment	347	473	648	851
Amortization of intangible and other assets	108	197	208	330
Stock-based compensation expense	435	658	866	1,214
Excess tax benefits from stock-based award activities	(9)	(27)	(33)	(55)
Deferred income taxes	175	(163)	464	191
Gain on sale of marketable equity securities	—	—	—	(44)
Gain on divestiture of business	—	(188)	—	(188)
Other	19	12	55	(12)
Changes in assets and liabilities, net of effects of acquisitions and divestiture:
Accounts receivable	(205)	(222)	(24)	79
Income taxes, net	(171)	1,026	(98)	1,169
Inventories	2	202	(1)	170
Prepaid revenue share, expenses and other assets	(72)	(912)	(147)	(1,188)
Accounts payable	50	(249)	77	(80)
Accrued expenses and other liabilities	260	612	297	(243)
Accrued revenue share	39	34	6	23
Deferred revenue	36	14	69	54

Net cash provided by operating activities	3,519	4,252	6,691	7,946

Investing activities
Purchases of property and equipment	(917)	(774)	(1,807)	(1,381)
Purchases of marketable securities	(13,364)	(6,854)	(20,955)	(15,542)
Maturities and sales of marketable securities	8,982	5,456	13,627	22,657
Investments in non-marketable equity securities	(212)	(99)	(343)	(202)
Cash collateral related to securities lending	57	(336)	(424)	(91)
Investments in reverse repurchase agreements	(445)	75	(270)	270
Acquisitions, net of cash acquired and proceeds received from divestiture, and purchases of intangibles and other assets	(715)	(9,854)	(863)	(9,946)

Net cash used in investing activities	(6,614)	(12,386)	(11,035)	(4,235)

Financing activities
Net proceeds (payments) related to stock-based award activities	(28)	(137)	88	(184)
Excess tax benefits from stock-based award activities	9	27	33	55
Proceeds from issuance of debt, net of costs	5,846	4,602	8,030	7,751
Repayments of debt	(4,869)	(3,853)	(7,304)	(5,753)

Net cash provided by financing activities	958	639	847	1,869

Effect of exchange rate changes on cash and cash equivalents	42	(176)	187	(126)
Net increase (decrease) in cash and cash equivalents	(2,095)	(7,671)	(3,310)	5,454
Cash and cash equivalents at beginning of period	12,415	23,108	13,630	9,983

Cash and cash equivalents at end of period	$10,320	$15,437	$10,320	$15,437

Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures

The following tables present reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures (in millions, unaudited):

	Three Months Ended June 30, 2011
	Google
	GAAP	Adjustments (1)	Non-GAAP
Revenues	$9,026	$—	$9,026
Costs and expenses:
Cost of revenues	3,172	(51)	3,121
Research and development	1,234	(247)	987
Sales and marketing	1,091	(74)	1,017
General and administrative	648	(63)	585

Total costs and expenses	6,145	$(435)	5,710

Income from operations	$2,881		$3,316

	Three Months Ended June 30, 2012
	Google			Motorola			Consolidated
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Revenues	$10,964	$—	$10,964	$1,250	$—	$1,250	$12,214	$—	$12,214
Costs and expenses:
Cost of revenues	3,984	(82)	3,902	1,029	(13)	1,016	5,013	(95)	4,918
Research and development	1,442	(279)	1,163	143	(25)	118	1,585	(304)	1,281
Sales and marketing	1,286	(101)	1,185	147	(38)	109	1,433	(139)	1,294
General and administrative	816	(90)	726	164	(119)	45	980	(209)	771

Total costs and expenses	7,528	$(552)	6,976	1,483	$(195)	1,288	9,011	$(747)	8,264

Income (loss) from operations	$3,436		$3,988	$(233)		$(38)	$3,203		$3,950

(1)	Includes stock-based compensation expense.
(2)	Includes stock-based compensation expense and charge related to severance and benefit arrangements in connection with the Motorola acquisition.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended June 30, 2011						Three Months Ended June 30, 2012
Consolidated	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$435	(c)					$565	(d)
									182	(e)

Income from operations	$2,881	31.9%	$435		$3,316	36.7%	$3,203	26.2%	$747		$3,950	32.3%

			$435	(c)					$565	(d)
			(91	)(f)					(135	)(f)
									182	(e)
									(51	)(g)

Net income	$2,505		$344		$2,849		$2,785		$561		$3,346

Net income per share - diluted	$7.68				$8.74		$8.42				$10.12
Shares used in per share calculation - diluted	326,036				326,036		330,793				330,793

(a)	Operating margin is defined as consolidated income from operations divided by consolidated revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP consolidated income from operations divided by consolidated revenues.
(c)	To eliminate $435 million of stock-based compensation expense recorded in the second quarter of 2011.
(d)	To eliminate $565 million of stock-based compensation expense recorded in the second quarter of 2012.
(e)	To eliminate a $182 million charge related to severance and benefit arrangements in connection with the Motorola acquisition in the second quarter of 2012, of which $93 million was related to stock-based compensation expense.
(f)	To eliminate income tax effects related to expenses noted in (c) and (d).
(g)	To eliminate income tax effects related to expense noted in (e).

The following tables present certain non-GAAP results before certain material items by business (in millions, unaudited):

	Three Months Ended June 30, 2011						Three Months Ended June 30, 2012
Google	GAAP Actual	Operating Margin (h)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (i)	GAAP Actual	Operating Margin (h)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (i)
			$435	(j)					$552	(k)

Income from operations	$2,881	31.9%	$435		$3,316	36.7%	$3,436	31.3%	$552		$3,988	36.4%

(h)	Operating margin is defined as Google income from operations divided by Google revenues.
(i)	Non-GAAP operating margin is defined as non-GAAP Google income from operations divided by Google revenues.
(j)	To eliminate $435 million of stock-based compensation expense recorded in the second quarter of 2011.
(k)	To eliminate $552 million of stock-based compensation expense recorded in the second quarter of 2012.

Three Months Ended June 30, 2012
Motorola	GAAP Actual	Operating Margin (l)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (m)
			$13	(n)
			182	(o)

Loss from operations	$(233)	-18.6%	$195		$(38)	-3.0%

(l)	Operating margin is defined as Motorola income from operations divided by Motorola revenues.
(m)	Non-GAAP operating margin is defined as non-GAAP Motorola income from operations divided by Motorola revenues.
(n)	To eliminate $13 million of stock-based compensation expense recorded in the second quarter of 2012.
(o)	To eliminate $182 million charge related to severance and benefit arrangements in connection with the Motorola acquisition in the second quarter of 2012, of which $93 million was related to stock-based compensation expense.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended June 30, 2012
Net cash provided by operating activities	$4,252
Less purchases of property and equipment	(774)

Free cash flow	$3,478

Net cash used in investing activities*	$(12,386)

Net cash provided by financing activities	$639

*	Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

Consolidated	Three Months Ended June 30, 2012	Three Months Ended June 30, 2012
	(using Q2’11’s FX rates)	(using Q1’12’s FX rates)
United Kingdom revenues (GAAP)	$1,186	$1,186
Exclude foreign exchange impact on Q2’12 revenues using Q2’11 rates	30	—
Exclude foreign exchange impact on Q2’12 revenues using Q1’12 rates	—	(10)
Exclude hedging gains recognized in Q2’12	(7)	(7)

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,209	$1,169

Rest of the world revenues (GAAP)	$5,332	$5,332
Exclude foreign exchange impact on Q2’12 revenues using Q2’11 rates	349	—
Exclude foreign exchange impact on Q2’12 revenues using Q1’12 rates	—	99
Exclude hedging gains recognized in Q2’12	(74)	(74)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$5,607	$5,357

Google	Three Months Ended June 30, 2012	Three Months Ended June 30, 2012
	(using Q2’11’s FX rates)	(using Q1’12’s FX rates)
United Kingdom revenues (GAAP)	$1,175	$1,175
Exclude foreign exchange impact on Q2’12 revenues using Q2’11 rates	30	—
Exclude foreign exchange impact on Q2’12 revenues using Q1’12 rates	—	(10)
Exclude hedging gains recognized in Q2’12	(7)	(7)

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,198	$1,158

Rest of the world revenues (GAAP)	$4,784	$4,784
Exclude foreign exchange impact on Q2’12 revenues using Q2’11 rates	320	—
Exclude foreign exchange impact on Q2’12 revenues using Q1’12 rates	—	78
Exclude hedging gains recognized in Q2’12	(74)	(74)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$5,030	$4,788

The following table presents our consolidated revenues by revenue source (in millions, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Advertising revenues:
Google websites	$6,232	$7,542	$12,111	$14,854
Google Network Members’ websites	2,484	2,983	4,911	5,896

Total advertising revenues	8,716	10,525	17,022	20,750
Other revenues	310	439	580	859

Total Google revenues (advertising and other)	9,026	10,964	17,602	21,609

Total Motorola revenues (hardware and other)	—	1,250	—	1,250

Consolidated Revenues	$9,026	$12,214	$17,602	$22,859

The following table presents our Google revenues, by revenue source, as a percentage of Google revenues (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Advertising revenues:
Google websites	69%	69%	69%	69%
Google Network Members’ websites	28	27	28	27

Total advertising revenues	97	96	97	96
Other revenues	3	4	3	4

Google revenues	100%	100%	100%	100%